UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Jager, Michael B.

   5241 Spring Mountain
   Las Vegas, NV  89102
   USA
2. Issuer Name and Ticker or Trading Symbol
   Southwest Gas Corporation
   SWX
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   December 1998
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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Common Stock                 |10/26/|W an|333 and 1000      |A  |           |2303               |D     |                           |
                             |98    |d Z |                  |   |           |                   |      |                           |
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Common Stock                 |10/26/|W   |333 and 667       |D  |           |0                  |I     |By trust (5)               |
                             |98    |    |                  |   |           |                   |      |                           |
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Common Stock                 |10/26/|Z   |1000              |D  |           |2000               |I     |By trust (6)               |
                             |98    |    |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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Stock Option            |$15     |7/15/|A   |3,000      |A  |(1)  |7/14/|Common Stock|3,000  |       |3,000       |D  |            |
                        |        |96   |    |           |   |     |06   |            |       |       |            |   |            |
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(right to buy)          |        |     |    |           |   |     |     |            |       |       |            |   |            |
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Stock Option            |$17     |5/8/9|A   |2,000      |A  |(2)  |5/7/0|Common Stock|2,000  |       |2,000       |D  |            |
                        |        |7    |    |           |   |     |7    |            |       |       |            |   |            |
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(right to buy)          |        |     |    |           |   |     |     |            |       |       |            |   |            |
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Stock Option            |$23     |5/14/|A   |2,000      |A  |(3)  |5/14/|Common Stock|2,000  |       |2,000       |D  |            |
                        |        |98   |    |           |   |     |08   |            |       |       |            |   |            |
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(right to buy)          |        |     |    |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(1) The option vests in three annual installments of 1,200 shares in 1997, 900 shares in 1998, and 900 shares in
1999, beginning on July 15,
1997.
(2) The option vests in three annual installments of 800 shares in 1998, 600 shares in 1999, and 600 shares in
2000, beginning on May 8,
1998.
(3) The option vests in three annual installments of 800 shares in 1999, 600 shares in 2000, and 600 shares in
2001, beginning on May 14,
1999.
(4) Includes 40 shares acquired in 1998 pursuant to the dividend reinvestment plan.
(5) Reporting person is trustee of trust of which wife is a beneficiary - 333 shares transferred to Jager Family
Trust and 667 shares transferred
to
      wife's sister after death of
grantor.
(6) Wife is trustee of her own Margaret Hahn Jager Trust -- 1,000 shares transferred to Jager Family Trust.
SIGNATURE OF REPORTING PERSON
/s/Michael B. Jager by Faye J. Ringler, Attorney in fact
DATE
2/1/99